QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.6

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF TABLETOP HOLDINGS, INC.	State of Delaware Secretary of State Division of Corporations Delivered 09:33 PM 05/06/2004 FILED 08:30 PM 05/06/2004 SRV 040332702 - 3165646 FILE

        Tabletop Holdings, Inc., a Delaware corporation (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

  1.
  That Article FIRST of the Certificate of Incorporation, as amended, of the Corporation is hereby amended and restated in its entirety to read as follows:

    "FIRST:    The name of the corporation (which is hereinafter referred to as the "Corporation") is Merisant Worldwide, Inc."

  2.
  That, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, the aforesaid Amendment was duly adopted by the written consent of the stockholders of the Corporation.

        IN WITNESS WHEREOF, Tabletop Holdings, Inc. has caused this Certificate to be signed by Warren B. Grayson, its Vice President, General Counsel and Secretary, this 6th day of May, 2004.

TABLETOP HOLDINGS, INC.
By:	/s/ WARREN B. GRAYSON
Name:	Warren B. Grayson
Title:	Vice President, General Counsel and Secretary

QuickLinks

  Exhibit 3.6